Exhibit 99.1

NEWS

For Release       Immediate

Contacts          (News Media) Tony Zehnder, EVP, Corporate Communications
                  312.396.7086
                  (Investors) Tammy Hill, SVP, Investor Relations
                  317.817.2893

               Conseco Reports Fourth Quarter and Year-end Results

     o Fourth quarter 2004 net income applicable to common stock: $76.9 million, up 55% over 4Q03
     o    Fourth quarter 2004 pretax earnings: $130.0 million, up 16% over 4Q03
     o    Fifth consecutive quarter of solid earnings
     o    Financial transformation completed during 2004
     o Book value per share, excluding accumulated other comprehensive income, (a non-GAAP measure) increased to $19.18(a) at year-end 2004, from $17.09(a) at year-end 2003

Carmel, Ind., March 14, 2005 -- Conseco, Inc. (NYSE: CNO) today reported net income applicable to common stock of $76.9 million for the quarter ended December 31, 2004, up $27.3 million, or 55%, compared to the year-earlier quarter.

On a diluted per-share basis, net income was 46 cents for the quarter ended December 31, 2004. Results for the quarter included net after-tax realized investment gains of $7.3 million. Comparison of per-share results to the prior-year period is affected by the $1.6 billion equity offering and $800 million debt refinancing completed in mid-2004, which increased weighted average diluted shares outstanding by approximately 86%, compared to the year-earlier quarter. Earnings per diluted share in 4Q03 were 49 cents and included net realized investment gains and venture capital losses of $.8 million.

For the full year of 2004, Conseco reported net income applicable to common stock of $229.3 million, or $1.63 per diluted common share. Results for 2004 included net after-tax realized investment gains of $17.7 million. Results for full-year 2003 are not comparable because of the company's reorganization and adoption of fresh-start accounting in the third quarter of 2003.

Financial transformation complete
President and CEO William Kirsch said, "Conseco's financial transformation was begun in September 2003 and successfully completed in 2004. Five consecutive quarters of solid earnings and strong cash flow since emerging from bankruptcy, together with our successful equity offering and debt refinancing, have enabled us to end 2004 with impressive financial strength. Our insurance subsidiaries' consolidated Risk-Based Capital ratio (a non-GAAP measure) grew by year-end to 318%, compared to 287% at the end of 2003. Our year-end debt-to-total-capital ratio, excluding accumulated other comprehensive income, (a non-GAAP measure) of 18%(b) reflects relatively low leverage compared to ratios of 20%-30% at peer insurance companies, reflecting our commitment to continue to operate from a strong financial foundation in order to compete effectively against companies with higher ratings. As a result, the company is positioned to achieve important future growth.

Book value increase
"As a consequence of our IRS closing agreement in 3Q04 and Conseco's establishment of sustained operating earnings since emergence, we reduced by $947 million the valuation allowance on our deferred tax assets, thereby eliminating the Goodwill and Other intangible assets on our balance sheet. Year-end 2004 book value per share, excluding accumulated other comprehensive income, (a non-GAAP measure) increased to $19.18(a), from $17.09(a) at the end of 2003.

                                    - more -

                                                                     Conseco (2)
                                                                 March 14, 2005

2004: significant progress on many transformational initiatives
"Heading into 2004," Kirsch said, "the challenge was to complete Conseco's financial restructuring and to build a platform for sustainable earnings growth, with substantial competitive advantages. Conseco's distribution partners and our 4,350 officers, managers and employees successfully met that challenge with enthusiasm and resolve. As pleased as I am to report another solid quarter of financial results, I am even more pleased that the Conseco team in 2004 delivered impressive results by:

     o    Completing our financial restructuring
     o    Delivering a record sales year at Bankers Life
     o    Implementing administrative system conversions
     o    Entering into the IRS closing agreement
     o Demonstrating compliance with the control standards required by Sarbanes-Oxley
     o    Focusing on operational excellence and accelerating expense reductions

I sincerely appreciate the extra effort and the good teamwork by all of our dedicated associates and distribution partners who contributed to make 2004 a year of important transformation."

Operational excellence moving rapidly
"Conseco is a very different company from a year ago," said Kirsch, "and we are well positioned to accelerate our pace of productivity. Our mission is to continue to take the tough actions and to make the investments necessary to earn an 'A' category financial strength rating as soon as possible, in a manner which positions us to grow shareholder value over the long term. Tight management of our business initiatives will enable us to fulfill our vision to make Conseco a premier insurance company providing life and supplemental health insurance products to middle America. We have been very focused on delivering continued progress on each of these initiatives:

     o Sales and revenue growth. We are building distribution in products where we can compete profitably today, and which will serve as the foundation for a family of products and distribution upon which we can continue to build after we achieve `excellent' ratings. Bankers Life (captive and direct distribution) had a record sales year, achieving an 8% overall increase versus 2003. Life and health new annualized premium of $189 million represented an increase of 10% versus $171 million in 2003. First-year annuity deposits of $949 million were virtually flat with 2003. Another important milestone for Bankers in 2004 was the expansion of its distribution reach with sales offices in new geographic markets, increasing the total number of Bankers branches to 158. As part of its growth strategy, Bankers invested in its existing branches by replacing many under-performing branch managers, and by increasing its new agent recruitment by 13% compared to 2003. Sales at Conseco Insurance Group (independent distribution) for 2004 included $54 million in new annualized life and health premium, and $39 million in first-year annuity deposits, reflecting the challenges of rebuilding independent distribution. To address this challenge, Conseco Insurance Group introduced a major new cancer product in the last half of 2004, four new products in the first quarter of 2005 (Medicare Supplement, bonus equity-indexed annuity, universal life and equity-indexed universal life), and plans two more new products (worksite universal life and a proprietary equity-indexed annuity) in the second quarter of 2005. Conseco Insurance Group is actively recruiting new agents in the health and annuity lines that are expected to fuel near-term sales growth.

     o Operational excellence. We are implementing a best-in-class operating platform that provides excellent customer service in a scalable, low-cost environment. Our goal is to attain operational excellence with back office efficiency that can process existing business more efficiently and achieve best-in-class customer service in a low-cost environment by upgrading management talent, investing in systems and engineering enhanced productivity through more effective workflow and business processes. In technology, we are consolidating and simplifying our data



                                    - more -

                                                                     Conseco (3)
                                                                 March 14, 2005

          processing and management systems in order to provide fast, real-time access to our policyholders and distribution partners, reducing redundancy, and thereby eliminating impediments to scale. At Conseco Insurance Group, we have reduced our administrative systems from 33 in April 2003 to 23 currently; we expect to convert or eliminate another four systems by early April. We are applying rigorous cost/benefit analysis to all remaining conversions to make sure they will improve service as well as reduce costs and accommodate scale. Typical of all large systems projects, investments precede savings. However, we are highly confident that we will meet our long-term expectations regarding cost and customer service.

     o Expense reductions and in-force management. Until we earn higher ratings, earnings growth will be supported by our ability to effectively manage our expenses and maximize the profitability of our in-force blocks. We are therefore aggressively eliminating non-strategic costs, rationalizing organizational redundancies, streamlining back office operations, and improving claims adjudication processes, especially in our closed block long-term care business. Despite our substantial investments in talent, Sarbanes-Oxley compliance, systems simplification, new products and other business initiatives, we hit our goal for expense savings in 2004, and we are highly confident that we will achieve or exceed our previously expressed savings goal of $30 million for 2005.

     o Best practices in governance and compliance. Sarbanes-Oxley 404 compliance was exceptionally challenging for Conseco, due in large part to our legacy of prior acquisitions, which had not been integrated. Achieving SOX 404 compliance demonstrated Conseco's resolve to embrace compliance and to maintain the strong internal controls required in the new governance environment. We are leveraging our Sarbanes Oxley activities to go beyond simple compliance and proliferate best practices throughout the organization.

     o A unified performance culture. We are upgrading management talent throughout the organization. The 15 senior operating officers added since August 2004 have, in the aggregate, nearly 300 years of relevant experience in financial services. Our management team shares the vision of transforming Conseco into the premier insurance company serving middle America with life and supplemental health products. We are working together to instill a unified, performance-based culture at all levels of our company by aligning individual goals with our business priorities and by linking rewards to individual and business segment performance.

2005 outlook
"In 2005, we are determined to continue to do the hard work and make the investments in new products, operations, systems and compliance necessary to maximize shareholder value over the long term," Kirsch said. "At Conseco Insurance Group, this will include: supporting new product launches, strengthening our worksite platform and product offerings, building our marketing and distribution capability (adding more "feet on the street"), enhancing agent care and policyholder service, further strengthening our call center and continuing our systems simplification initiatives. At Bankers Life, this will include leveraging our investments in new 2004 branches and branch managers, rolling out new products to meet the needs of policyholders, and completing our initiatives to streamline policy issue and achieve customer service excellence.

"For 2005, our priority will be to maximize long-term value by investing in future growth opportunities. We remain confident that our earnings for 2005 will at least meet the lower end of the current 2005 analyst estimates published by First Call of $1.68 of net income per share, based on our year-end 2004 diluted shares outstanding. This outlook is based on numerous assumptions and factors. If they prove incorrect, actual earnings could differ materially from estimates. The company's guidance excludes the impact of realized investment gains or losses." (See note on forward-looking statements below).



                                    - more -

                                                                     Conseco (4)
                                                                  March 14, 2005

Operating results
Results for the full year of 2004 are not comparable to 2003 because of the company's reorganization and adoption of fresh-start accounting in the third quarter of 2003. Results by segment for the periods indicated were as follows ($ in millions):

                                                     Three Months Ended    Three Months Ended    Three Months Ended
                                                      December 31, 2004    September 30, 2004     December 31, 2003
                                                      -----------------    ------------------     -----------------
Earnings before taxes:
  Bankers Life                                            $ 63.0                  $ 55.8                $ 60.0
  Conseco Insurance Group                                   61.0                    67.6                  68.8
  Other Business in Run-off                                 18.8                    16.5                  10.7
  Corporate Operations                                     (24.1)                  (34.8)                (29.0)
  Realized gains (losses), net of related amortization,
     and venture capital income (loss)                      11.3                    (0.2)                  1.2
                                                          ------                  ------                ------
     Earnings before taxes                                 130.0                   104.9                 111.7
Tax expense                                                 43.6                    37.6                  39.6
                                                          ------                  ------                ------
     Net income                                             86.4                    67.3                  72.1
Preferred stock dividends:
   10.50% Class A convertible exchangeable preferred
     stock (retired June 11, 2004)                           -                       -                    22.5
   5.50% Class B mandatorily convertible preferred
     stock (issued May 12, 2004)                             9.5                     9.4                     -
                                                          ------                  ------                ------
     Net income applicable to common stock                $ 76.9                  $ 57.9                $ 49.6
                                                          ======                  ======                ======

Earnings before realized gains and income taxes for the fourth quarter of 2004 in our Bankers Life segment were $63.0 million and included favorable annuity results. Also, Bankers Life's net investment income included prepayment income on fixed maturity investments and favorable income on non-traditional invested assets totaling approximately $2 million.

Earnings before realized gains and income taxes in our Conseco Insurance Group segment totaled $61.0 million in the fourth quarter. Conseco Insurance Group's results included lower margins due to a $5 million adjustment from lower than expected persistency in Medicare supplement, and adjustments arising from our annual review of estimates of the cost of reinsurance ($3 million) and amortization of the value of policies in force ($5 million). These unfavorable items were partially offset by prepayment income on fixed maturity investments and favorable income on non-traditional invested assets totaling approximately $4 million, and an $8 million reduction to operating expenses related to an actuarial gain from changes made to a post-retirement health plan at one of our life insurance subsidiaries.

Earnings before realized gains and income taxes in our Other Business in Run-off segment were $18.8 million, reflecting improved long-term care benefit ratios arising from our claims adjudication initiatives.

Corporate Operations include "40|86 Advisors," our investment advisory subsidiary, and the expenses of our corporate operations. Corporate Operations included approximately $12 million of interest expense on our bank debt for the fourth quarter of 2004. Corporate operations for the fourth quarter also reflected a $3 million reduction to expenses related to the favorable outcome of a legal dispute. As previously reported, Corporate Operations included $13.5 million of severance and other transition costs in the quarter ended September 30, 2004, related to the management change announced in August.

Our effective income tax rate for the fourth quarter of 33.5% included the effect of certain permanent differences and a small adjustment to state income taxes.



                                    - more -

                                                                     Conseco (5)
                                                                 March 14, 2005

Income tax assets
Upon our emergence from bankruptcy on September 10, 2003, we established a valuation allowance for the entire balance of our net deferred tax assets. As of December 31, 2004, based on the completion of five quarters with operating earnings and other criteria required by generally accepted accounting principles, we reduced a portion of the valuation allowance on our net deferred tax assets. This adjustment had the following impact on our December 31, 2004 balance sheet: 1) increased Income tax assets by $947 million; 2) eliminated Goodwill and Other intangible assets; and 3) increased Additional paid-in capital in Shareholders' equity by approximately $62 million. The adjustment had no effect on net income. We continue to have a valuation allowance on the remainder of our net deferred tax assets in the amount of approximately $1.6 billion at December 31, 2004.

Fourth quarter sales
Fourth quarter new annualized premium sales of supplemental health and life products at Bankers Life totaled $46 million, up 7% compared to 4Q03. Fourth quarter sales of supplemental health and life products at Conseco Insurance Group totaled $12 million, down 43% from 4Q03, driven primarily by a $6 million decrease in Medicare supplement sales through independent agents. This decrease in sales resulted from implementation of rate increases early in the year on both new business and inforce policies. First-year annuity deposits for the quarter were $288 million at Bankers Life, up 52% compared to 4Q03. At Conseco Insurance Group, first-year annuity deposits for the quarter were $13 million, compared to $5 million in 4Q03.

About Conseco
Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

(a) These book value per share amounts exclude accumulated other comprehensive income from the value of capital used to determine this measure. Accordingly, such non-GAAP measure differs from the GAAP book value per share measures of $21.41 per share at year-end 2004 and $19.28 per share at year-end 2003. Management believes this non-GAAP measure is useful, because it removes the volatility from changes in accumulated other comprehensive income (loss) in the value of capital. Such volatility is often caused by changes in the estimated fair value of our investment portfolio resulting from changes in general market interest rates rather than the business decisions made by management. However, the non-GAAP measure does not replace the corresponding GAAP measure.

(b) This debt-to-total-capital ratio excludes accumulated other comprehensive income from the value of capital used to determine this measure. Accordingly, such non-GAAP measure differs from the GAAP debt-to-total capital ratio of 16% at year-end 2004. Management believes this non-GAAP measure is useful for the same reasons as summarized above in note (a). However, the non-GAAP measure does not replace the corresponding GAAP measure.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) our ability to improve the financial strength ratings of our insurance company subsidiaries and the impact of prior rating downgrades on our business; (ii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (iii) our ability to

                                    - more -

                                                                     Conseco (6)
                                                                 March 14, 2005

obtain adequate and timely rate increases on our supplemental health products including our long-term care business; (iv) mortality, morbidity, usage of health care services, persistency and other factors which may affect the profitability of our insurance products; (v) our ability to achieve anticipated expense reductions and levels of operational efficiencies; (vi) the adverse impact of our Predecessor's bankruptcy proceedings on our business operations, and relationships with our customers, employees, regulators, distributors and agents; (vii) performance of our investments; (viii) customer response to new products, distribution channels and marketing initiatives; (ix) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (x) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) our ability to sell products and access capital on acceptable terms, the market value of our investments, and the lapse rate and profitability of policies; (xi) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products; and (xii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, including the payment of dividends to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products.

Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.







































                                - Tables Follow -

                                                                     Conseco (7)
                                                                  March 14, 2005

Product loss ratios on major supplemental health lines of business:

                                                    Three Months          Three Months         Three Months
                                                        Ended                 Ended                Ended
                                                  December 31, 2004    September 30, 2004    December 31, 2003
                                                  -----------------    ------------------    -----------------
Bankers Life segment:
Medicare Supplement:
  Earned premium                                    $160 million          $160 million          $159 million
  Loss ratio                                              70.99%                70.19%                61.56%

Long-Term Care:
  Earned premium                                    $136 million          $135 million          $130 million
  Loss ratio                                              89.75%                89.10%                85.48%
  Interest-adjusted loss ratio (a non-GAAP measure)(a)    62.12%                62.01%                59.27%

Conseco Insurance Group segment:
Medicare Supplement:
  Earned premium                                     $80 million           $87 million           $98 million
  Loss ratio                                              65.67%                63.41%                66.02%

Specified Disease:
  Earned premium                                     $89 million           $91 million           $91 million
  Loss ratio                                              72.46%                76.98%                61.92%

Other Business in Run-off segment:
  Earned premium                                     $94 million           $98 million          $109 million
  Loss ratio                                              99.00%                97.93%                99.07%
  Interest-adjusted loss ratio (a non-GAAP measure)(a)    52.32%                56.45%                64.45%

-----------------

(a) The interest-adjusted loss ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets. The interest-adjusted loss ratio reflects the interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a loss ratio, which includes the effect of interest income, is useful in analyzing product performance.

Collected premiums ($ in millions):

                                                      Three Months          Three Months          Three Months
                                                          Ended                 Ended                 Ended
                                                    December 31, 2004    September 30, 2004     December 31, 2003
                                                    -----------------    ------------------     -----------------
Bankers Life segment:
  Annuity products                                      $288.6                  $254.2                $190.3
  Supplemental health products                           297.9                   294.3                 311.3
  Life products                                           50.4                    46.4                  46.6
                                                        ------                  ------               -------
  Total collected premiums                              $636.9                  $594.9                $548.2
                                                        ======                  ======                ======

Conseco Insurance Group segment:
  Annuity products                                       $18.3                  $ 16.1                $ 12.9
  Supplemental health products                           176.6                   180.3                 207.0
  Life products                                           86.6                    93.7                  97.0
                                                        ------                  ------                ------
  Total collected premiums                              $281.5                  $290.1                $316.9
                                                        ======                  ======                ======

Other Business in Run-off segment:
  Long-term care products                                $96.7                   $92.7                $104.5
  Major medical products                                   0.8                     3.6                  21.4

                                    - more -

                                                                     Conseco (8)
                                                                  March 14, 2005

                         CONSECO, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                           December 31, 2004 and 2003
                              (Dollars in millions)

                                                                                                2004               2003
                                                                                                ----               ----
ASSETS
Investments:
     Actively managed fixed maturities at fair value (amortized cost:
       2004 - $20,985.8; 2003 - $19,470.7)................................................    $21,599.0         $19,840.1
     Equity securities at fair value (cost:  2004 - $62.3; 2003 - $71.8)..................         68.3              74.5
     Mortgage loans.......................................................................      1,123.8           1,139.5
     Policy loans.........................................................................        448.5             503.4
     Trading securities...................................................................        902.3             915.1
     Other invested assets ...............................................................        164.4             324.1
                                                                                              ---------         ---------

       Total investments..................................................................     24,306.3          22,796.7

Cash and cash equivalents:
     Unrestricted.........................................................................        776.6           1,228.7
     Restricted...........................................................................         18.9              31.9
Accrued investment income.................................................................        308.4             315.5
Value of policies in force at the Effective Date..........................................      2,629.6           2,949.5
Cost of policies produced.................................................................        409.1             101.8
Reinsurance receivables...................................................................        975.7             983.9
Income tax assets.........................................................................        967.2              24.6
Goodwill..................................................................................          -               952.2
Other intangible assets...................................................................          -               182.7
Assets held in separate accounts..........................................................         32.9              37.7
Other assets..............................................................................        330.8             368.3
                                                                                              ---------         ---------

       Total assets.......................................................................    $30,755.5         $29,973.5
                                                                                              =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Liabilities for insurance and asset accumulation products:
       Interest-sensitive products........................................................    $12,508.2         $12,480.4
       Traditional products...............................................................     11,679.0          11,485.2
       Claims payable and other policyholder funds........................................        942.1             892.3
       Liabilities related to separate accounts...........................................         32.9              37.7
     Other liabilities....................................................................        498.3             573.0
     Investment borrowings................................................................        433.9             387.3
     Notes payable - direct corporate obligations.........................................        758.9           1,300.0
                                                                                              ---------         ---------

         Total liabilities................................................................     26,853.3          27,155.9
                                                                                              ---------         ---------

Commitments and Contingencies

Shareholders' equity:
     Preferred stock......................................................................        667.8             887.5
     Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued
       and outstanding: 2004 - 151,057,863; 2003 - 100,115,772)...........................          1.5               1.0
     Additional paid-in capital...........................................................      2,597.8           1,641.9
     Accumulated other comprehensive income...............................................        337.3             218.7
     Retained earnings....................................................................        297.8              68.5
                                                                                              ---------         ---------

         Total shareholders' equity.......................................................      3,902.2           2,817.6
                                                                                              ---------         ---------

       Total liabilities and shareholders' equity.........................................    $30,755.5         $29,973.5
                                                                                              =========         =========




                                    - more -

                                                                     Conseco (9)
                                                                 March 14, 2005

                         CONSECO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Dollars in millions, except per share data)
                                   (unaudited)

                                                                                           Three months        Three months
                                                                                              ended                ended
                                                                                            December 31,       December 31,
                                                                                               2004                2003
                                                                                               ----                ----
Revenues:
   Insurance policy income...........................................................        $  726.1           $  749.6
     Net investment income:
       General account assets........................................................           334.4              321.0
       Policyholder and reinsurer accounts...........................................            33.0               55.2
       Venture capital loss related to investment in AT&T Wireless Services, Inc.....             -                 (2.8)
     Net realized investment gains...................................................            13.1                5.1
     Fee revenue and other income....................................................             4.4               11.1
                                                                                             --------           --------

       Total revenues................................................................         1,111.0            1,139.2
                                                                                             --------           --------

Benefits and expenses:
     Insurance policy benefits.......................................................           720.6              724.6
     Interest expense ...............................................................            14.4               29.8
     Amortization....................................................................            98.8              106.0
     Other operating costs and expenses..............................................           147.2              167.1
                                                                                             --------           --------

       Total benefits and expenses...................................................           981.0            1,027.5
                                                                                             --------           --------

       Income before income taxes....................................................           130.0              111.7

Income tax expense on period income..................................................            43.6               39.6
                                                                                             --------           --------

       Net income....................................................................            86.4               72.1

Preferred stock dividends............................................................             9.5               22.5
                                                                                             --------           --------

       Net income applicable to common stock.........................................        $   76.9           $   49.6
                                                                                             ========           ========

Earnings per common share:
     Basic:
       Weighted average shares outstanding...........................................     151,073,000        100,114,000
                                                                                          ===========        ===========

       Net income....................................................................            $.51               $.50
                                                                                                 ====               ====

     Diluted:
       Weighted average shares outstanding...........................................     186,944,000        100,258,000
                                                                                          ===========        ===========

       Net income....................................................................            $.46               $.49
                                                                                                 ====               ====





                                    - more -

                                                                    Conseco (10)
                                                                 March 14, 2005

                         CONSECO, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF OPERATIONS, continued(1)
                  (Dollars in millions, except per share data)
                                   (unaudited)

                                                                                  Successor                   Predecessor
                                                                       ---------------------------------     --------------
                                                                           Year             Four months       Eight months
                                                                           ended               ended              ended
                                                                        December 31,        December 31,       August 31,
                                                                           2004                2003               2003
                                                                           ----                ----               ----
Revenues:
   Insurance policy income.............................................    $2,949.3           $1,005.8          $ 2,204.3
     Net investment income:
       General account assets..........................................     1,294.5              427.0              928.4
       Policyholder and reinsurer accounts.............................        24.1               53.1               30.1
       Venture capital income (loss) related to investment in
         AT&T Wireless Services, Inc...................................         -                 (5.5)              10.5
     Net realized investment gains (losses)............................        40.6               11.8               (5.4)
     Fee revenue and other income......................................        21.5               13.3               35.5
                                                                           --------           --------          ---------

       Total revenues..................................................     4,330.0            1,505.5            3,203.4
                                                                           --------           --------          ---------

Benefits and expenses:
     Insurance policy benefits.........................................     2,795.2              967.9            2,136.4
     Provision for losses..............................................         -                  -                 55.6
     Interest expense (contractual interest of $268.5 for the eight
       months ended August 31, 2003)...................................        79.5               36.8              202.5
     Amortization......................................................       371.2              132.9              343.7
     Gain on extinguishment of debt....................................        (2.8)               -                  -
     Other operating costs and expenses................................       632.8              218.4              423.5
     Reorganization items..............................................         -                  -             (2,130.5)
                                                                           --------           --------          ---------

       Total benefits and expenses.....................................     3,875.9            1,356.0            1,031.2
                                                                           --------           --------          ---------

       Income before income taxes and discontinued operations..........       454.1              149.5            2,172.2

Income tax expense (benefit) on period income..........................       159.3               53.2              (13.5)
                                                                           --------           --------          ---------

       Income before discontinued operations...........................       294.8               96.3            2,185.7

Discontinued operations, net of income taxes...........................         -                  -                 16.0
                                                                           --------           --------          ---------

       Net income......................................................       294.8               96.3            2,201.7

Preferred stock dividends..............................................        65.5               27.8                -
                                                                           --------           --------          ---------

       Net income applicable to common stock...........................    $  229.3           $   68.5          $ 2,201.7
                                                                           ========           ========          =========





                                    - more -

                                                                    Conseco (11)
                                                                  March 14, 2005

                         CONSECO, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF OPERATIONS, continued(1)
                  (Dollars in millions, except per share data)
                                   (unaudited)

                                                                                 Successor
                                                                       --------------------------------
                                                                           Year             Four months
                                                                          ended               ended
                                                                       December 31,        December 31,
                                                                           2004                2003
                                                                           ----                ----
Earnings per common share:
     Basic:
       Weighted average shares outstanding............................   132,280,000      100,110,000
                                                                         ===========      ===========

       Net income.....................................................        $1.73              $.68
                                                                              =====              ====

     Diluted:
       Weighted average shares outstanding............................   155,930,000      143,486,000
                                                                         ===========      ===========

       Net income.....................................................        $1.63              $.67
                                                                              =====              ====

-------------

(1) The company emerged from Chapter 11 bankruptcy on September 10, 2003. Results for periods following the emergence from Chapter 11 reflect fresh-start accounting adjustments as required by generally accepted accounting principles. Accordingly, financial results for periods following the company's emergence from bankruptcy are not comparable to results prior to emergence. Activity of the company for periods after September 1, 2003 is included in the post-bankruptcy or "successor company" financial statements. Activity of the company for periods prior to September 1, 2003 is included in the pre-bankruptcy or "predecessor company" financial statements.

                                   - # # # # -